Iridium Communications Inc.
Amended and Restated 2015 Equity Incentive Plan (UK Sub-Plan)

UK Restricted Stock Unit Award Grant Notice

Iridium Communications Inc. (the “Company”) hereby grants to Participant a Restricted Stock Unit Award (the “Award”) under the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth below. This Award is subject to all of the terms and conditions set forth in this UK Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and in the UK Restricted Stock Unit Award Agreement (the “Agreement”), the Plan and the UK Sub-Plan of the Plan (the “Sub-Plan”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan, the Sub-Plan or the Agreement will have the same definitions as in the Plan, the Sub-Plan or the Agreement.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs Subject to Award:

Vesting Schedule: Subject to Section 2 of the Agreement, this Award will vest as follows: 25% of the total number of RSUs subject to this Award (rounded down to the nearest whole RSU) will vest on the first anniversary of the Vesting Commencement Date, and 6.25% of the total number of RSUs subject to this Award (rounded down to the nearest whole RSU, except for the last vesting installment) will vest each quarter thereafter, subject to Participant’s Continuous Service through each such vesting date. Each installment of RSUs that vests under this Award is a “separate payment” for purposes of US Treasury Regulations Section 1.409A-2(b)(2) (if applicable).

Issuance Schedule: Subject to any change upon a Capitalization Adjustment, one share of Common Stock will be issued for each RSU that vests at the time set forth in Section 6 of the Agreement.

Additional Terms/Acknowledgements: By clicking “Accept,” Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement, the Plan, the Sub-Plan and the stock plan prospectus for the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement, the Plan and the Sub-Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception, if applicable, of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy specifying the terms that should govern this Award, (ii) the Company’s Stock Ownership Guidelines, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, Participant consents to receive this Grant Notice, the Agreement, the Plan, the Sub-Plan, the stock plan prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Iridium Communications Inc.
By: /s/ Matthew Desch
Signature
Title:
Date:
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Attachments: UK Restricted Stock Unit Award Agreement, Amended and Restated 2015 Equity Incentive Plan, UK Sub-Plan, Prospectus

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Iridium Communications Inc.
Amended and Restated 2015 Equity Incentive Plan (UK Sub-Plan)

UK Restricted Stock Unit Award Agreement

Pursuant to the accompanying UK Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this UK Restricted Stock Unit Award Agreement (the “Agreement”), Iridium Communications Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under the UK Sub-Plan of the Iridium Communications Inc. Amended and Restated 2015 Equity Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) set forth in the Grant Notice. This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan, the UK Sub-Plan of the Plan (the “Sub-Plan”) or the Grant Notice will have the same definitions as in the Plan, the Sub-Plan or the Grant Notice.

1.Grant of the Award. This Award represents your right to be issued on a future date (as set forth in Section 6) one share of Common Stock for each Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement. This Award was granted in consideration of your services to the Company or an Affiliate.

2.Vesting. This Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice. Vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any Restricted Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Restricted Stock Units.

3.Number of Restricted Stock Units and Shares of Common Stock.

(a)    The number of Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.

(b)    Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Restricted Stock Units subject to this Award to which they relate.

(c)    No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.

4.Securities Law Compliance. You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act
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or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.Transferability. This Award is not transferable, except to your personal representative on your death and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of this Award. For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.

6.Date of Issuance.

(a)    The issuance of any shares of Common Stock in respect of this Award (i) is subject to satisfaction of any Award Tax Liability as set forth in Section 10 and (ii) if applicable, is intended to comply with US Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.

(b)    Should the Company or an Affiliate, in its absolute discretion decide it is appropriate, it is a condition to the issuance of any shares of Common Stock in respect of this Award that you agree that you shall join with the Company or an Affiliate in electing under section 431 ITEPA to disapply in whole or in part the provisions of Part 7 Chapter 2 ITEPA (which election shall be in such form as may be approved by the Board of HMRC) and that such election once made shall not be revoked by you.

(c)    In the event one or more Restricted Stock Units subject to this Award vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests on such date (and for purposes of this Agreement, such issuance date is referred to as the “Original Issuance Date”); provided, however, that if the Original Issuance Date falls on a date that is not a business day, such shares will instead be issued to you on the next following business day.

(d)    Notwithstanding the foregoing, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including, but not limited to, under a previously established 10b5-1 trading plan entered into in compliance with the Company’s policies), and (ii) the Board elects, prior to the Original Issuance Date, (1) not to satisfy the Award Tax Liability described in Section 10 by withholding shares of Common Stock from the shares of Common Stock otherwise due, on the Original Issuance Date, to you under this Award, (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 10 (including,
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but not limited to, a commitment under a previously established 10b5-1 trading plan entered into in compliance with the Company’s policies) and (3) not to permit you to pay the Award Tax Liability in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be issued on such Original Issuance Date and will instead be issued on the first business day when you are not prohibited from selling shares of Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with US Treasury Regulations Section 1.409A-1(b)(4) (if applicable), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock in respect of this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of US Treasury Regulations Section 1.409A-1(d).

7.Dividends. You may become entitled to receive payments equal to any cash dividends and other distributions paid with respect to a corresponding number of shares of Common Stock to be issued in respect of the Restricted Stock Units covered by this Award. Any such dividends or distributions shall be subject to the same forfeiture restrictions as apply to the Restricted Stock Units and shall be paid at the same time that the corresponding shares are issued in respect of your vested Restricted Stock Units, provided, however that to the extent any such dividends or distributions are paid in shares of Common Stock, then you will automatically be granted a corresponding number of additional Restricted Stock Units subject to this Award (the “Dividend Units”), and further provided that such Dividend Units shall be subject to the same forfeiture restrictions and restrictions on transferability, and same timing requirements for issuance of shares, as apply to the Restricted Stock Units subject to this Award with respect to which the Dividend Units relate.

8.Restrictive Legends. The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.

9.Award Not a Service Contract. Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate in accordance with applicable law and the terms of your employment agreement, if any. This Award is not an employment or service contract, and nothing in this Award (including, but not limited to, the vesting of the Restricted Stock Units subject to this Award or the issuance of shares of Common Stock in respect of this Award), this Agreement, the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award or Agreement or the Plan will: (i) create or confer upon you any right or obligation to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment, service or affiliation; (iii) create or confer upon you any right or benefit under this Award unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company of any right to terminate you without regard to any future vesting opportunity that you may have. In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate. By accepting this Award, you acknowledge, understand and agree that:
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(i)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(ii)    the grant of your Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards (whether on the same or different terms), or benefits in lieu of awards, even if awards have been granted in the past;

(iii)    your Award and any shares of Common Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(iv)    the future value of the shares of Common Stock underlying the Award is unknown, indeterminable, and cannot be predicted with certainty;

(v)    neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of your Award or of any amounts due to you pursuant to the vesting of your Award or the subsequent sale of any shares of Common Stock received;

(vi)    no claim or entitlement to compensation or damages shall arise from forfeiture of, or you ceasing to hold or being able to vest this Award resulting from the termination of your Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any and including, without prejudice to the foregoing, in circumstances giving rise to a claim for wrongful dismissal) or from the loss or diminution in value of any rights or entitlements in connection with the Plan, and in consideration of the grant of this Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10.Award Tax Liability.

(a)    On or before the time you receive a distribution of any shares of Common Stock in respect of this Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the Award Tax Liability arising in connection with this Award. Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Award Tax Liability relating to this Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an
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Affiliate; (ii) causing you to tender a cash payment; (iii) permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the US Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Common Stock to be issued in connection with this Award to satisfy the Award Tax Liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Award Tax Liability directly to the Company and/or its Affiliates; or (iv) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with this Award with a Fair Market Value (measured as of the date the shares of Common Stock are issued to you) equal to the amount of such Award Tax Liability; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations in respect of the Award Tax Liability using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll and social security taxes and contributions, that are applicable to supplemental taxable income.

(b)    Unless the Award Tax Liability of the Company and/or any Affiliate is satisfied, the Company will have no obligation to issue to you any Common Stock.

(c)    In the event the Company’s obligation to withhold arises prior to the issuance to you of Common Stock or it is determined after the issuance of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

(d)    Notwithstanding the above, as a condition of the vesting of your Award, you unconditionally and irrevocably agree:

(i)    to place the Company in funds and indemnify the Company in respect of the Award Tax Liability; or

(ii)    to permit the Company to sell at the best price which it can reasonably obtain such number of shares of Common Stock allocated or allotted to you following vesting as will provide the Company with an amount equal to the Award Tax Liability; and to permit the Company to withhold an amount not exceeding the Award Tax Liability from any payment made to you (including, but not limited to salary); and

(iii)    to sign, promptly, all documents required by the Company to effect the terms of this provision, and references in this provision to “the Company” shall, if applicable, be construed as also referring to any Affiliate.

11.Tax Consequences. The Company has no duty or obligation to minimize the tax or social security consequences to you of this Award and will not be liable to you for any adverse tax social security consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

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12.Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, ten days after deposit in the national mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Governing Plan Document. This Award is subject to all the provisions of the Plan and the Sub-Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or the Sub-Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan or the Sub-Plan, the terms of the Plan and the Sub-Plan (as applicable) will control.

14.Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.

15.Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16.Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

17.Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem
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necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

19.Clawback/Recovery. You acknowledge and agree that this Award (and any compensation paid or shares of Common Stock issued under this Award) will be subject to recoupment in accordance with the Company’s Policy for Recoupment of Incentive Compensation, as may be amended, including to comply with the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act 2010 or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

20.Unsecured Obligation. This Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.

21.Compliance with Section 409A of the Code. If you are subject to taxation in the US, this Award is intended to comply with the “short-term deferral” rule set forth in US Treasury Regulations Section 1.409A-1(b)(4). However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) you are deemed by the Company at the time of your “separation from service” (as such term is defined in US Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six months and one day after the date of such separation from service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 21 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein. Each installment of Restricted Stock Units that vests under this Award is a “separate payment” for purposes of US Treasury Regulations Section 1.409A-2(b)(2).

22.Data Protection. For the purposes of operating the Plan and the UK Sub-Plan in the European Union and the United Kingdom, the Company will collect and process information relating to you in accordance with the privacy notice which is provided to you from time to time.

23.Relationship with Employment Contract. You hereby acknowledge that your rights and obligations under the terms of your office or employment with the Company or any Affiliate shall not be affected by your participation in the Plan.

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24.Miscellaneous.

(a)    The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(c)    You acknowledge and agree that (i) you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award; and (ii) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock.

(d)    This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This UK Restricted Stock Unit Award Agreement will be deemed to be accepted by you upon your acceptance of the UK Restricted Stock Unit Award Grant Notice to which it is attached.
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